Exhibit 10.1

July 28, 2010

Peter Beaudrault

c/o Sbarro, Inc.

401 Broad Hollow Road

Melville, NY 11747

Re:	Transition Agreement

Dear Peter:

This letter agreement (this “Agreement”) will confirm our understanding with regard to your performance of transition services and your termination of employment with MidOcean SBR Holdings, LLC (“Parent”) and Sbarro, Inc. (the “Company” and, together with Parent, “Sbarro”). This Agreement shall serve as an amendment to the Employment Agreement between you and Sbarro, dated January 31, 2007 (the “Employment Agreement”) and shall constitute notice of termination in accordance with Section 5.2 of the Employment Agreement. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.

Effective as of the date hereof, you shall resign as (a) the President and Chief Executive Officer of Sbarro, (b) the Chairman of the Board, and (c) a Director of Sbarro; however, such resignation shall not in any way affect the fact that the termination of employment hereunder is pursuant to Section 5.2 of the Employment Agreement. You shall execute such additional documents as reasonably requested by Sbarro to evidence the foregoing resignations. Your last day of work with Sbarro and your employment termination date will be the earliest of (i) December 31, 2010, (ii) the thirtieth (30th) day following the commencement of employment of Sbarro’s new full-time (rather than any acting or interim) Chief Executive Officer in such capacity, and (iii) such other date as may be mutually agreed upon in writing between you and Sbarro (as applicable, the “Separation Date”). Subject to your execution and delivery of a release of claims (which shall no longer be subject to revocation) in accordance with Section 5.4(d) of the Employment Agreement within thirty (30) days following the Separation Date and your continued compliance with Section 6 of the Employment Agreement, you shall be entitled to the post-termination benefits described in Section 5.4(b) of the Employment Agreement. For the avoidance of doubt, in accordance with Section 5.4, you shall be entitled to (1) accrued benefits (including compensation for accrued vacation and sick and personal days) in accordance with Sbarro’s benefit plans and policies, (2) your full Target Bonus for 2010 payable without regard to the

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satisfaction of any other requirements on its normal payment date but no later than April 30, 2011, (3) reimbursement for business expenses properly incurred prior to the Separation Date; and (4) continuation of Base Salary, which shall be paid pursuant to the customary payroll schedule, and medical benefits for twelve (12) months following the Separation Date.

For purposes of the Employment Agreement and this Agreement, the words “termination” and “termination of employment” shall mean “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).

Notwithstanding the foregoing, between the date hereof and the Separation Date (the “Transition Period”), you will remain an active at-will full-time employee of Sbarro, subject to the terms contained herein; provided, however, that Sbarro may allocate some or all of your job responsibilities to other employees and may appoint other persons to your position. Until the Separation Date, you shall provide such services as are requested by Sbarro. During the Transition Period, Sbarro will continue to pay your regular Base Salary, and you shall continue to be eligible for all benefits and perquisites that you currently enjoy.

Other than the change of your title, position, duties and reporting responsibilities and your resignation as the President and Chief Executive Officer, Chairman of the Board and a Director described herein, respectively, the terms of your Employment Agreement shall remain in full force and effect, including, without limitation, (a) your right to receive certain benefits following a termination of your employment by the Company without Cause, pursuant to Section 5.2 and as set forth in this Agreement, or a termination of your employment by you for Good Reason and (b) the restrictive covenants set forth in Section 6 of the Employment Agreement. For the avoidance of doubt, your agreed upon change in title, position, duties and reporting responsibilities and your resignation as the President and Chief Executive Officer, Chairman of the Board, and a Director described herein will not give rise to a Good Reason termination under the Employment Agreement and you will not be entitled to any post-termination benefits under the Employment Agreement in the event you terminate your employment as a result of the changes in your role with Sbarro as contemplated herein prior to the Separation Date.

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Please indicate your acceptance and agreement by signing this letter and faxing it directly to me at 631-715-4186 and returning executed original letters to Robert Sharp, Nicky McGrane, and me, respectively, at the addresses specified in Section 7.4 of the Employment Agreement. If you have any questions, please do not hesitate to call me directly.

Sincerely,

/s/ Stuart M. Steinberg
Stuart M. Steinberg- Secretary

Accepted and Agreed by:

SBARRO, INC.

By:	/s/ Stuart M. Steinberg	Date: July 28, 2010
Name:	Stuart M. Steinberg
Title:	Secretary

MIDOCEAN SBR HOLDINGS, LLC

By:	/s/ Nicky McGrane	Date: July 28, 2010
Name:	Nicky McGrane
Title:	Director

PETER BEAUDRAULT

/s/ Peter Beaudrault		Date: July 28, 2010
Peter Beaudrault